Exhibit 99.4

Filed under Rule 425

under the Securities Act of 1933, as amended

and deemed filed under Rule 14a-12

of the Securities Exchange Act of 1934, as amended

Filing by: Tuscan Holdings Corp. II

Subject Company: Tuscan Holdings Corp. II

File No. 001-38970

Markets

Deals

Surf Air to Go Public Via SPAC Deal at $1.42 Billion Value


N849SA

Source: Surf Air Mobility

By Katie Roof
May 18, 2022, 6:00 AM EDT

Surf Air Mobility Corp., a membership-based private plane operator, has agreed to merge with a blank-check company in a deal that will give the company a market value of about $1.42 billion and help propel its expansion and plans for a fleet of hybrid electric aircraft.

The transaction with Tuscan Holdings Corp. II will provide up to $467 million in gross proceeds, including committed capital from investors such as iHeartMedia and Partners For Growth along with an equity revolver from Global Emerging Markets, according to a statement provided by the company.

That includes a private investment in public equity, or PIPE, raised in advance by the company rather than the SPAC, as would be typical, said Surf Air Chief Executive Officer Sudhin Shahani.

Based at the Hawthorne airport near Los Angeles, Surf Air offers scheduled flights on turboprop aircraft among cities throughout the U.S., according to its website.

"The time is right for our mission and what we're doing," Shahani said in an interview, adding that travelers have come to prefer small airports during the coronavirus pandemic. "We've grown 50% last year to this year."

Surf Air also announced without disclosing terms an agreement to acquire commuter carrier Southern Airways Corp. and its fleet of almost 40 Cessna Grand Caravans. Additionally, Surf Air said it entered a contract with two companies, magniX and AeroTec, to develop hybrid and fully electric power trains for new and existing Grand Caravans.

Almost two years ago, Surf Air secured the funding commitment from Global Emerging Markets Group that it could tap when it went public. The deal with GEM was unusual because SPACs -- and not their targets -- typically take the lead role in raising any additional funds.

Surf Air had been planning to go public through a SPAC or a direct listing since at least August 2020. Shahani said then that a traditional initial public offering was also on the table.

Tuscan Holdings raised $172.5 million in an IPO in July 2019. Its initial focus was finding a merger target in the cannabis industry, according to a statement at the time.